Exhibit 2.3

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
TERRACYCLE US INC.

TerraCycle US Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

ONE:          The original name of this company is TerraCycle US Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was August 14, 2017.

TWO:         Thomas Szaky is the duly elected and acting President of TerraCycle US Inc., a Delaware corporation.

THREE:     The Board of Directors of the Company, acting in accordance with the provisions of Section 141 and 242 of the Delaware General Corporation Law (the “DGCL”), adopted resolutions amending the Company’s Certificate of Incorporation as follows:

Article IV is hereby amended to read in its entirety as follows:

“Upon the filing and effectiveness of the Certificate of Amendment, dated on or about September 4, 2025 (the “Amendment”), pursuant to the DGCL (the “Amendment Effective Time”), (i) each one (1) share of Common Stock outstanding and held of record by a stockholder of the Corporation immediately prior to the Amendment Effective Time shall automatically be reclassified and changed into one hundred (100) validly issued, fully paid and non-assessable shares of Common Stock without any further action by the Corporation or the holder thereof and (ii) each one (1) share of Preferred Stock outstanding and held of record by a stockholder of the Corporation immediately prior to the Amendment Effective Time shall automatically be reclassified and changed into one hundred (100) validly issued, fully paid and non-assessable shares of Preferred Stock of the same class or series without any further action by the Corporation or the holder thereof (clauses (i) and (ii) collectively, the “Stock Split”). The par value of the Common Stock and the Preferred Stock following the Stock Split shall remain at $0.0001 per share in each case. No fractional shares of Common Stock or Preferred Stock shall be issued as a result of the Stock Split.

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” From and after the Amendment Effective Time, the total number of shares that the Corporation is authorized to issue is 110,226,800 shares. 80,113,400 shares shall be Common Stock, having a par value per share of $0.0001. 30,113,400 shares shall be Preferred Stock, having a par value per share of $0.0001.

The following is a statement of the designations and the powers, privileges and rights and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.”

The second paragraph of Article IV, Section B. 1. is hereby amended to read in its entirety as follows:

“19,617,300 shares of the authorized and issued Preferred Stock of the Corporation are hereby designated as Non-Voting Class A Preferred Stock (the “Class A Preferred Stock”) and 10,000,000 shares of the authorized and unissued Preferred Stock designated as Non-Voting Class B Preferred Stock (the “Class B Preferred Stock”) with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article IV refer to sections and subsections of Part B of this Article IV.”

Article IV, Section B. 2.1. is hereby amended to read in its entirety as follows:

“Unless prohibited by Delaware law governing distributions to stockholders (as determined in the sole discretion of the Board of Directors), within 180 days following the last day of each fiscal year ending after the first day on which shares of Class A Preferred Stock are issued and sold, the Corporation shall declare a dividend equal to at least the Class A Percentage (defined below) of 50% of the Corporation’s after-tax profits earned in such prior fiscal year (as determined in the sole discretion of the Board of Directors) in respect of the Class A Preferred Stock (the “Class A Dividend”). The “Class A Percentage” shall mean the quotient obtained by dividing (i) the number of shares of Class A Preferred Stock outstanding as of the applicable record date by (ii) the number of shares of Common Stock and Preferred Stock outstanding as of such record date. The Corporation, may, but shall not be required to, declare a dividend on the Common Stock and any other class of Stock that is not specified in this Subsection 2.1, provided, however, that the Corporation shall not declare any dividend on shares of Common Stock unless (i) the holders of Class B Preferred Stock shall first receive a dividend in an amount equal to or greater than such dividend declared on each share of Common Stock and (ii) in the event that the dividend declared on each share of Common Stock is greater than the Class A Dividend, the holders of Class A Preferred Stock receive an additional dividend such that the total dividend received by the holders of Class A Preferred Stock is equal to the dividend received by the holders of Class B Preferred Stock and the holders of Common Stock, in each case on a per-share basis.

Article IV, Section B. 3. is hereby amended to read in its entirety as follows:

“Distribution of Assets Upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Class A Preferred Stock and Class B Preferred Stock shall be entitled to receive $0.01 per share from the assets of the Corporation available to distribution to its stockholders before any payment shall be made to the holders of Common Stock. After the payment of such amount to the holders of Class A Preferred Stock and Class B Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder.”

Article IV, Section B. 4. is hereby amended to read in its entirety as follows:

“Non-Voting Stock. Except as otherwise required by law and as set forth in Section 7, the holders of Class A Preferred Stock and Class B Preferred Stock shall have no voting or consent rights whatsoever (including, without limitation, no voting or consent rights with respect to amendments to the Corporation’s Certificate of Incorporation, amendments to the Corporation’s Bylaws, election of directors, sales of all or substantially all of the Corporation’s assets, merger of the Corporation with or into any other entity, or any other matter with respect to which stockholders of a Delaware corporation would otherwise have the right to vote or consent).”

Article IV, Section B. 5.1. is hereby amended to read in its entirety as follows:

“At any time following the earlier to occur of (i) 18 months following the original issue date of a share of Class A Preferred Stock and Class B Preferred Stock or (ii) immediately prior to the closing of a Parent Deemed Liquidation Event (as defined below), the Corporation shall have an irrevocable option (the “Repurchase Option”) to repurchase any or all shares of Class A Preferred Stock and Class B Preferred Stock at the greater of (x) the sum of the original issue price of such share of Class A Preferred Stock plus any declared but unpaid dividends on such share of Class A Preferred Stock and Class B Preferred Stock or (y) the fair market value of such share of Class A Preferred Stock and Class B Preferred Stock (as determined by a valuation firm selected by the Board of Directors in its sole discretion) (the “Option Price”). The Corporation shall have no obligation to repurchase any shares of Class A Preferred Stock and Class B Preferred Stock at any time. The Corporation need not exercise the Repurchase Option ratably among the holders of Class A Preferred Stock and Class B Preferred Stock but may choose to exercise or not exercise the Repurchase Option with respect to any share or shares of Class A Preferred Stock and Class B Preferred Stock for any reason, or for no reason, in its sole discretion. “Parent Deemed Liquidation Event” shall mean any of the following: (a) any consolidation or merger of TerraCycle, Inc., a Delaware corporation (“Parent”), with or into any other corporation or other entity or person, or any other corporate reorganization, (b) any transaction or series of related transactions to which Parent is a party in which in excess of 50% of Parent’s voting power is transferred, (c) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of Parent or (d) the sale of shares of Parent’s Common Stock to the public in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.”

Article IV, Section B. 5.2. is hereby amended to read in its entirety as follows:

“The Corporation may exercise the Repurchase Option with respect to any share or shares of Class A Preferred Stock by giving notice to the record holder of such share or shares of Class A Preferred Stock, and the repurchase of such share or shares of Class A Preferred Stock and Class B Preferred Stock shall be deemed to have occurred on the date of such notice and the irrevocable deposit or setting aside by the Corporation of funds sufficient to pay the repurchase price. The Corporation will be deemed to have delivered such notice if it delivers such notice to the applicable holder’s address set forth in the Corporation’s records. The Corporation shall not be required to pay the Option Price to the applicable holder unless and until such holder delivers written payment instructions to the Secretary of the Corporation together with all certificates representing the shares of Class A Preferred Stock and Class B Preferred Stock being repurchased (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate). Upon the date of the notice of exercise of the Repurchase Option and the irrevocable deposit or setting aside by the Corporation of funds sufficient to pay the repurchase price, the Corporation shall become the legal and beneficial owner of the share or shares of Class A Preferred Stock and Class B Preferred Stock being repurchased and all rights and interest in or related to such share or shares of Class A Preferred Stock and Class B Preferred Stock by the former record holder of such share or shares of Class A Preferred Stock and Class B Preferred Stock shall cease, other than the right to receive the Option Price. The certificate(s) representing the Class A Preferred Stock and Class B Preferred Stock that have been repurchased by the Corporation shall be delivered to the Corporation by the record holder(s) thereof.”

Article IV, Section B. 6. is hereby amended to read in its entirety as follows:

“Automatic Conversion into Common Stock. Upon the closing of the sale of shares of the Corporation’s Common Stock to the public in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), each outstanding share of Class A Preferred Stock and Class B Preferred Stock shall automatically be converted into one share of Common Stock and such share may not be reissued by the Corporation. All holders of record of shares of Class A Preferred Stock and Class B Preferred Stock shall be sent written notice of the Mandatory Conversion Time. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon the Mandatory Conversion Time, each certificate previously evidencing ownership of shares of Class A Preferred Stock and Class B Preferred Stock shall no longer evidence ownership of Class A Preferred Stock and Class B Preferred Stock and shall thereafter evidence only ownership of the number of shares of Common Stock into which the shares of Class A Preferred Stock and Class B Preferred Stock previously represented by such certificate shall have been converted. All rights with respect to the Class A Preferred Stock and Class B Preferred Stock will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 6. Upon presentation after the Mandatory Conversion Time of any certificate or certificates (or lost certificate affidavit and agreement) previously evidencing shares of Class A Preferred Stock and Class B Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay any declared but unpaid dividends on the shares of Class A Preferred Stock and Class B Preferred Stock (if so declared for Class B) converted. Such converted Class A Preferred Stock and Class B Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and shall return to the status of authorized but unissued shares of Preferred Stock, undesignated as to series. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Preferred Stock accordingly.”

Article IV, Section B. 7. is hereby amended to read in its entirety as follows:

“Waiver. Any of the rights, powers, preferences and other terms of the Class A Preferred Stock and Class B Preferred Stock set forth herein may be waived on behalf of all holders of Class A Preferred Stock and Class B Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of Class A Preferred Stock and Class B Preferred Stock respectively then outstanding.”

Article IV, Section B. 8. is hereby amended to read in its entirety as follows:

“Notices. Any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Class A Preferred Stock and Class B Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.”

Article VII is hereby amended to read in its entirety as follows:

“Unless the Corporation consents in writing to the selection of an alternative forum, (A) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action, suit or proceeding brought on behalf of the Corporation, (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (3) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Certificate of Incorporation (as either may be amended from time to time) or (4) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (B) subject to the preceding provisions of this Article VII, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (A) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (A) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article VII. This Article VII is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article VII shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article VII shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (A) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any paragraph of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (B) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.”

FOUR:       The foregoing Certificate of Amendment has been duly adopted by this company’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

In Witness Whereof, TerraCycle US Inc. has caused this Certificate of Amendment to be signed by its President this fourth day of September, 2025.

TerraCycle US Inc.

By:	/s/ Thomas Szaky
Thomas Szaky
President